Exhibit 99.1

Photo Release -- SB Financial Group, Inc. Welcomes Timothy L. Claxton as New Director

Company Release - 9/1/2021

DEFIANCE, OH September 1, /PRNewswire/ -- SB Financial Group, Inc. (NASDAQ: SBFG) (“SB Financial” or the “Company”), a diversified financial services company providing full-service community banking, mortgage banking, wealth management, private client and title insurance services today announced that the Board of Directors, upon the recommendation of the Governance and Nominating Committee, appointed Timothy L. Claxton to serve as an independent Director on the Board of Directors of the Company and The State Bank and Trust Company (“State Bank”). Mr. Claxton’s term as a Director will expire at the annual meeting of shareholders in 2023.

Mark A. Klein, President and CEO of SB Financial and State Bank, stated, “We are pleased that Tim will be joining both of our corporate boards. He brings over 32 years experience in financial law and has exceptional leadership skills. Tim is also very active within his community, serving most recently on our Fort Wayne Advisory Board. Speaking on behalf of our entire organization, we welcome him to our boards.”

Timothy L. Claxton

Mr. Claxton is a partner at Burt Blee. He focuses his practice in the areas of real estate, business, banking, and estate planning and administration. Within his practices areas, Tim has extensive experience in business acquisitions, banking, estate planning and administration, loan documentation and mortgage foreclosure. He is a member of the Indiana State Bar Association, DeKalb County Bar Association, and member and former director of the Allen County Bar Association.

Outside of the firm, Mr. Claxton is actively involved in the Fort Wayne community. He is the Secretary and Director of Stavreti Scholarship, Inc., a former Big Brother in the Big Brothers /Big Sisters program, and an active member of the Volunteer Lawyers Program (Past Officer/Director).

Mr. Claxton resides in Fort Wayne with his wife Sheila and is the father of three adult children, who reside throughout the Midwest.

About SB Financial Group

Headquartered in Defiance, Ohio, SB Financial is a diversified financial services holding company for the State Bank & Trust Company (State Bank) and SBFG Title, LLC dba Peak Title (Peak Title).  State Bank provides a full range of financial services for consumers and small businesses, including wealth management, private client services, mortgage banking and commercial and agricultural lending, operating through a total of 23 offices; 22 in nine Ohio counties and one in Fort Wayne, Indiana, and 24 full-service ATMs. State Bank has five loan production offices located throughout the Tri-State region of Ohio, Indiana and Michigan.  Peak Title provides title insurance and opinions throughout the Tri-State region. SB Financial’s common stock is listed on the NASDAQ Capital Market under the symbol “SBFG”.

Investor Contact Information:

Mark A. Klein
Chairman, President and
Chief Executive Officer
Mark.Klein@YourStateBank.com

Anthony V. Cosentino
Executive Vice President and
Chief Financial Officer
Tony.Cosentino@YourStateBank.com